EXHIBIT 5.1

January 22, 2021

Renasant Corporation
209 Troy Street
Tupelo, Mississippi 38804

    Re:    Renasant Corporation
        Registration Statement on Form S-8
        Renasant Corporation Deferred Stock Unit Plan

Ladies and Gentlemen:

    We have acted as counsel to Renasant Corporation (the “Company”) in connection with the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on January 22, 2021 with the Securities and Exchange Commission (the “Commission”). The Registration Statement registers under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 150,000 shares of the Company’s common stock, par value $5.00 per share (“Common Stock”), to be issued under the Renasant Corporation Deferred Stock Unit Plan, as amended and restated effective January 1, 2005, and as further amended (the “DSU Plan”).

As the basis for the opinion set forth below, we have examined and relied upon (a) the Registration Statement, (b) the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, (c) the DSU Plan, (d) minutes of a meeting of the board of directors of the Company (the “Board”) held on December 16, 2020, relating to the adoption and approval of Amendment No. 5 to the DSU Plan and a certificate of the Secretary of the Company certifying that, at its meeting held on January 19, 2021, the Board adopted resolutions authorizing and approving the Registration Statement and (e) original, photostatic or certified copies of such records and other documents as we have deemed relevant and necessary. In making such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

    Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that Common Stock, when fully paid for and issued in accordance with the terms of the DSU Plan, will be validly issued, fully paid and nonassessable.

    The foregoing opinions are limited to the laws of the State of Mississippi and the federal laws of the United States of America. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

Renasant Corporation
January 22, 2021

This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

                        Very truly yours,

                        /s/ PHELPS DUNBAR LLP